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                                                                    EXHIBIT 10.3

                  EMPLOYMENT AGREEMENT dated as of January 1, 2001 (as amended or supplemented from time to time, this "Agreement"), between The Judge Group, Inc., a Pennsylvania corporation (the "Company"), and Katharine Wiercinski ("Executive").

SECTION 1.        CAPACITY AND DUTIES

                  1.1 Employment; Acceptance of Employment. Company hereby employs Executive and Executive hereby accepts employment by Company for a period of one year upon the terms and conditions hereinafter set forth.

                  1.2      Capacity and Duties:

                           (a)      Executive shall be principally employed by
Company as Vice President, subject to the supervision of the Chairman of the Board of Company or her designee, shall perform such duties and shall have such authority as designated by the Chairman of the Board from time to time. Executive shall report directly to the Chairman of the Board and shall perform her duties for Company principally from Company's office located in Bala Cynwyd, PA, except for periodic travel that may be necessary or appropriate in connection with the performance of Executive's duties hereunder.

                           (b)      Executive shall devote her full working
time, energy, skill and best efforts to the performance of her duties hereunder, in a manner which will faithfully and diligently further the business and interests of Company and its affiliates (as defined below), and shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than Company and its affiliates without the prior written consent of the Chairman of the Board, which consent may be granted or withheld in his sole discretion. For the purposes of this definition, "affiliate" means any person or entity which is a subsidiary of or controlled by, or under common control with, Company.










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SECTION 2.        TERM OF EMPLOYMENT

                  2.1 Term. The initial term of Executive's employment hereunder shall be one (1) year commencing on the date hereof and shall thereafter automatically be renewed each year thereafter unless and until either party shall give notice of her or its election to terminate Executive's employment at least thirty (30) days prior to the end of the then-current term, or unless earlier terminated as hereinafter provided.

SECTION 3.        COMPENSATION

                  3.1 Basic Compensation. As compensation for Executive's services hereunder, Company shall pay to Executive a 2001 salary at a rate of $110,000 (the "Base Salary"), payable in accordance with Company's regular payroll practices as in effect from time to time during the term of Executive's employment.

                  3.2 Stock Options. Stock options shall be granted pursuant to the Judge 1996 Incentive Stock Option and Non-Qualified Plan for Key Employees and Non-Employee Directors (the "Plan"). All options shall be subject to the terms and conditions of the Plan, as applicable, and applicable laws and regulations. To the extent permitted by the Plan and applicable law, options granted to Executive shall be Incentive Stock Options under Section 422(b) of the Internal Revenue Code of 1986, as amended. The exercise price per share of common stock for options issued to Executive shall be the asking price of the stock at the close of trading on the date the options are awarded. If the stock is not traded on the date the options are awarded, the next succeeding day of trading shall be utilized. The duration of the options shall be as provided the Option Agreement. Options granted pursuant to this Section 3.2 shall be subject to the terms and conditions of the Option Agreement and the Plan.

                  3.3 Vacation. Executive shall be entitled all legal holidays observed by the Company and to a vacation of five (5) weeks per year, during which time her compensation shall be paid in full.





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                  3.3 Reimbursement. During the term of her employment, Company shall reimburse Executive for all reasonable expenses incurred by her in connection with the performance of her duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as Company may reasonably require.

                  3.4 Benefits. Executive shall be offered the same benefits provided to all employees by the Company.

                  3.5 Automobile. During the term of her employment, company shall provide Executive with a monthly automobile allowance or company car, leased at no more than $600/month to be paid on or about the 15th of each month in accordance with the Company's payroll practices as in effect from time to time. If leased, Company shall pay for all maintenance (unless from neglect), deposits, and other related charges.

                  3.6 Phase Trip. Company shall pay to send Executive on two
                      Phase trips per year. Company shall also pay the cost of Executive's spouse on the trip. Should either Executive or her spouse not attend two Phase trips, Executive shall not be entitled to reimbursement.

SECTION 4.        TERMINATION OF EMPLOYMENT

                  4.1 Death of Executive. Executive's employment hereunder shall immediately terminate upon her death, upon which Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) accrued as of the date of Executive's death in accordance with generally accepted accounting principles. In the event of Executive's death, all vested stock options shall be exercisable by Executive's beneficiaries pursuant to the Judge Group, Inc.'s Stock Option Agreement.




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                  4.2 Disability of Executive. If Executive, in the reasonable opinion of a physician mutually agreed upon by Company and Executive, is or has been unable, due to his physical, mental or emotional illness or condition, to materially perform her duties hereunder for a period of forty-five (45) consecutive days or sixty (60) days within twelve consecutive months, inclusive of her accrued vacation time, then the Board shall have the right to terminate Executive's employment upon ten (10) days' prior written notice to Executive at any time during the continuation of such inability, in which event Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles.

                  4.2      Termination for Cause.

                           (a)      Executive's employment hereunder shall
terminate immediately upon notice that the Board is terminating Executive for "cause" (as defined herein), in which event Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles. As used herein, "cause" shall mean and be limited to, the following:

                                    (i)     fraud committed in connection with
Executive's employment, dishonesty, theft or misappropriation or embezzlement of Company's funds or assets;

                                    (ii)    conviction of any felony, or any
crime involving fraud or misrepresentation, or of any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company or its affiliates;

                                    (iii)   material breach of Executive's
obligations under this Agreement;

                                    (iv)    incompetence or misconduct in the
performance of, or gross neglect of, Executive's duties hereunder; or not corrected after notice and a period of thirty (30) days to cure;




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                                    (v)     repeated and consistent failure of
Executive to be present at work during normal business hours unless the absence is because of a disability as described in Section 4.2;

                                    (vi)    willful violation of any express
direction or rule or regulation established by the President or the Board;


                                    (vii)   conduct contrary to the best
interests of the Company; and

                                    (viii)  illegal possession or use of any
controlled substance; or

                                      (iii)  use of alcohol or other drugs which
interferes with the performance by Executive of her duties.

                           4.3      Termination without Cause. In the event
Executive's employment is terminated by Company prior to the expiration of the then current term hereof, for any reason other than Cause or the death or disability of Executive; then Company shall pay Executive a lump sum payment equal to one (1) times the base annual cash compensation. Additionally, all stock options granted to Executive pursuant to Section 3.2 above shall become immediately vested and exercisable on the date of such termination. Upon making such payments, Company shall have no further obligation to Executive hereunder.

                  4.4 Termination Upon a Change in Control. If following a Change in Control of Company (as defined herein), Executive's employment is terminated without Cause or Executive is constructively terminated within one year after the change of control, then Executive shall be entitled to the following:
                           (a)      a lump sum payment equal to one (1) times
the base annual cash compensation; and

                           (b)      anything to the contrary contained in
Section 3.2 above notwithstanding, all outstanding stock options granted to Executive pursuant to Section 3.2 shall become immediately vested and exercisable on the date of such change of control; and




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                           (c)      continuation of Executive's benefits
pursuant to Section 3.5 for the lesser of one (1) year or such time as Executive receives benefits from another employer.


                           (d)      Should Executive desire to terminate her
employment at her discretion upon a change of control, she shall be entitled to a lump sum payment equal to six (6) months base compensation.

The above-listed payments only become effective upon constructive termination upon a change in control. For purposes of this Agreement, "Constructively Terminated Upon Change in Control" shall mean the occurrence of any of the following events without Employee's express consent:

                               (i) A substantial and adverse change in the Executive's duties, control, authority, status or position with the Company, or the assignment to the Executive of any duties or responsibilities that are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the Executive, or a loss of title, loss of office, relocation, loss of significant authority, power or control, or any removal of her from or any failure to reappoint or reelect her to such positions, except in connection with his termination of his employment for Cause or Disability, or as a result of Employee's death;

                               (ii) Any reduction by Company in Executive's base compensation unless such reduction shall also apply to similarly situated Executives of Company and does not exceed ten percent (10%) per year (unless otherwise agreed in writing by Executive);





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                               (iii)    Any material breach by Company of any
                                        provision of this Agreement;

                               (iv) A material increase in the amount of travel required by Company of Executive to perform Executive's duties; or

                               (v)      A required relocation by Company of
                                        Executive outside of the Delaware
                                        Valley.

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the benefits payable under this Agreement shall be reduced to the extent necessary so that no such amounts are subject to the Excise Tax; provided however, that no such reduction will be made if the Executive would retain a greater amount by receiving all such amounts and paying the applicable Excise Tax.

         All determinations required to be made under this Section and the assumptions to be utilized in arriving at such determinations, shall be made by the Company's certified public accounting firm (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 10 business days of the receipt of notice from the Executive or the Company that there will be a payment potentially subject to the excise tax imposed by Section 4999 of the Code, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

SECTION 5.        RESTRICTIVE COVENANTS

                  5.1      Confidentiality
                           (a)      Executive shall not directly or indirectly
use, publish or otherwise disclose or divulge to any third party, Confidential information (as defined below) in the performance of her duties for the Company, any trade secrets, Confidential or proprietary information of Company other than as required by law or in the ordinary course of Company business (including, without limitation, any such information concerning the Company's technical or financial information or data, database of information technology and




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engineering professionals, customers, employees, consultants, vendors, services, products, processes, pricing policies, business plans, rolodexes or records, or any information relating to the history or prospects of Company or any of its shareholders). "Confidential" information includes, without limitation, all unpublished information and all information and data which is not generally known by the industry.

                           (b)      Executive shall not directly or indirectly,
copy, reproduce or remove from Company's premises, except in the ordinary course of Company business, trade secrets, Confidential or proprietary information of Company (in any medium) or any Company documents, files or records (including without limitation any invoices, customer correspondence, business cards, rolodexes, orders, computer records or software, or mailing, telephone, employee or customer lists). All such documents, files and records, and all other memoranda, notes, files, records, lists and other documents made, compiled or otherwise acquired by Executive prior to and in the course of her employment with Company, are and shall remain the sole property of Company and all originals and copies thereof shall be delivered to the Company upon termination of employment for whatever reason. Executive acknowledges a duty of confidentiality owed to Company.

                  5.2 Inventions and Improvements. During the term of her employment, Executive shall promptly communicate to Company all ideas, discoveries and inventions which are or may be useful to Company or its business. Executive acknowledges that all such ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by her and every item of knowledge relating to Company's business interests (including potential business interests) gained by her during his employment hereunder are the property of Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to Company for its sole use and benefit, without additional compensation. The provisions of this
Section 5.3 shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by her alone or with others, whether during or after usual working hours, whether on or off the job, and whether or not within the specific realm of his duties.






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                  5.3 Injunctive and Other Relief. Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which Company may have, Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.

SECTION 6.        MISCELLANEOUS

                  6.1 Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof.

                  6.2 Assignment. This Agreement shall not be assignable by Executive, and shall be assignable by Company only to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Company in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective successors, permitted assigns, heirs, executors and administrators.

                  6.3 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt




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or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

                           (a)      If to Company:
                                    The Judge Group, Inc.
                                    Two Bala Plaza, Suite 405
                                    Bala Cynwyd, PA  19004
                                    Attention:  Martin E. Judge, Jr.

                           (b)      If to Executive:
                                    Katharine Wiercinski
                                    2726 Old Cedar Grove Road
                                    Broomall, PA 19008


                  6.4 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

                  6.5 Arbitration. All controversies arising under or in connection with or relating to any alleged breach of the Agreement which cannot promptly be resolved by agreement of the parties shall, within 30 days from the first written notice by either party of such controversy be submitted to, and resolved by arbitration in Montgomery County, Pennsylvania. The arbitration shall be in accordance with Common Law Arbitration, 42 Pa. Cons. Stat. Ann. 7341, to be determined by a single arbitrator mutually acceptable to both parties. If both parties cannot agree on a single arbitrator, each party shall





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select one arbitrator; the two arbitrators selected by the parties shall agree upon and appoint a third arbitrator in which case the controversy shall be resolved by a decision of a majority of the panel of three arbitrators. It is the intent of the parties that the arbitrator(s) be knowledgeable in the field of financial accounting. The arbitrator(s) shall assess costs, including legal fees, against the party which is not the prevailing party in the arbitration, in addition to appropriate damages and taking into account, among other things, whether the parties to the arbitration were proceeding in good faith. The decision of the arbitrator or a majority of the arbitrators, as the case may be, shall be final and binding upon all the parties and shall be enforceable in a court of competent jurisdiction, by any appropriate means including injunctive relief. Such arbitrator(s) shall have the power to enter injunctive relief that shall be binding on the parties and shall be required to apply the contractual provisions hereof in deciding any matter submitted to them and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement. Discovery shall be allowed at least as broadly as would be available under the United States Rules of Civil Procedure and as the arbitrator(s) otherwise determine(s) to be appropriate under the circumstances.

                  6.6 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

                  6.7 Jurisdiction. Any legal action, suit or proceeding arising out of or relating to this Agreement must be instituted in federal court in the Eastern District of Pennsylvania or in state court in the Commonwealth of Pennsylvania, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court.

                  6.8      Survival.   Anything to the contrary notwithstanding
the provisions of Sections 5.1, 5.2, and 5.3 shall survive the termination or expiration of this Agreement.





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                  6.9 Headings; Counterparts. The headings of sections in this
Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

                  6.10 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.


                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.




                                                     THE JUDGE GROUP, INC.


                                                     By:



                                                     By:
                                                         Katharine A. Wiercinski







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